Exhibit 99.1

International Commercial Television, Inc. Reports

Second Quarter 2014 Financial Results

Return to Profitability

Continued Expansion of Product Portfolio & Sales Channels

Conference Call Begins Today at 4:30pm EDT

Wayne, PA -- (Marketwired) – August 12, 2014 – International Commercial Television, Inc. (ICTL), (CNSX: ITV), (or “ICTV” or the “Company”), a direct response marketing and branding company focused on the health, wellness and beauty sector, today reported financial results for the three months ended June 30, 2014. Also, of note, the corporate name change to ICTV Brands, Inc. is expected to become effective August 20, 2014.

Second Quarter 2014 Highlights:

•

Adjusted EBITDA of $552,000, excluding non-cash stock-based compensation

•

Operating income of $160,000

•

Operating income included $155,000 of product development and production expenditures associated with new product expansion

•

Positive cash flow from operating activities of $477,000

•

Current working capital ratio improves to 2.5X

•

Increased cash balance to $1.9 million, from $1.7 million at the end of the first quarter

•

Closed on a one year $500,000 credit facility with JPMorgan Chase Bank

•

Attained Canadian Stock Exchange listing in April

•

Continued to expand DermaWand’s multi-channel distribution, including international and retail

•

DermaWand next-generation device on track to be ready by end of 2014

•

Added Doug Crouthers as Director of International Sales

•

Increased international distribution, including France, Hungary, Croatia and Bosnia-Herzegovina

•

Coral Actives nearing re-launch and marketing campaign

•

Derma Brilliance positive data from completed clinical study and new marketing efforts

Kelvin Claney, Chairman and Chief Executive Officer, stated, “We are pleased with our second quarter results and the Company’s continued growth. Our new corporate identity of “ICTV Brands” is at a major inflection point, having progressed from a one product DermaWand company to a family of branded products in the health, wellness and beauty sector.  I am confident that we have the right team and infrastructure in place to continue to build a diversified product portfolio which will position the Company for even greater success in the coming years.”

Financial Results:

Revenues for the three and six months ended June 30, 2014 decreased due to management’s calculated decision to lower its DermaWand media marketing spend during a slower response period. One of the driving factors was a decrease in the airings of the Spanish language version of the DermaWand infomercial. ICTV is in the process of creating a new version of the Spanish language show, which is expected to air in the fourth quarter of 2014. In addition, the Company did not air on live televised home shopping in the first six months of 2014, but expects to resume airings in the third quarter of 2014.

The Company continues to invest in production and research and development related expenditures. In January 2014, ICTV launched a clinical trial for Derma Brilliance, a new cosmetic skincare resurfacing device system, which is expected to launch in September 2014.  In May 2014, ICTV launched a clinical trial for Coral Actives, an acne-care product line. In addition, ICTV began a double blind placebo test in Europe on the DermaWand, with the goal of opening new markets around the world in the fourth quarter of 2014. Elastin-rp, one of the Company’s skin-care lines, launched its media campaign in January 2014, resulting in all related production expenditures being incurred in the first half of 2014. Other production expenses included a new short-form spot for the DermaWand campaign and high-definition enhancements to the long-form infomercial.

Second Quarter 2014 Compared to Second Quarter 2013:

Revenues for the second quarter ended June 30, 2014 were $7.8 million, compared to $10.5 million for the second quarter of 2013. International revenue to third-party distributors grew by 58% to $2.0 million. Gross profit margin of 68.6% was realized in the second quarter 2014, slightly down from 71.8% a year earlier. Operating income for the second quarter was $160,000 compared to $367,000 in the second quarter of 2013. Of note, operating income for the second quarter 2014 included non-cash expenses and investment (research and development and new production) of approximately $546,000, which represents a $109,000 increase from the second quarter of 2013. These second quarter 2014 expenses were comprised of stock based compensation expense of approximately $391,000, product development and clinical testing expenditures of approximately $81,000, and new production expenses of approximately $74,000.

Net income for the second quarter was $159,000, compared to net income of $649,000 in the second quarter of 2013. The resulting EPS is $0.01, as compared to $0.03 in the comparable quarter a year earlier.  Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was $552,000.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013:

Revenues for the six months ended June 30, 2014 were $17.6 million, compared to $22.9 million for the six months ended June 30, 2013. International revenue to third-party distributors grew by 31% to $2.9 million. Gross profit margin of 71.5 percent was realized in the first half of 2014, as compared to 71.8 percent a year earlier. Operating loss for the six months ended June 30, 2014 was $312,000, compared to an operating profit of $1.9 million in the six months ended June 30, 2013. Of note, the operating income for the first half of 2014 included non-cash expenses and investment (research and development and new production) of approximately $981,000, which represents a $520,000 increase from the first half of 2013. These first half 2014 expenses were comprised of stock based compensation expense of approximately $590,000, product development and clinical testing expenditures of approximately $225,000, and new production expenses of approximately $166,000.

Net loss for the six months ended June 30, 2014 was $356,000, compared to net income of $1.8 million in the six months ended June 30, 2013. The resulting EPS is ($0.02), as compared to $0.08 in the comparable quarter a year earlier.  Adjusted EBITDA was $248,000.

Balance Sheet as of June 30, 2014:

As of June 30, 2014, the Company had $1.9 million in cash, compared to $1.3 million at December 31, 2013, and reflects continued investment in expenditures on new product acquisition and development. The Company had working capital of $3,200,000 at June 30, 2014, compared to $2,900,000 at December 31, 2013, which demonstrates our strong short-term liquidity. We have also reached a positive shareholders’ equity of approximately $2.6 million, up from $2.1 million at the end of the first quarter 2014. The note payable to shareholder was reduced by $40,000 in the second quarter to a balance of $154,000. In addition, we generated positive cash flows from operations of approximately $477,000 in the six months ended June 30, 2014.  Subsequent to the end of the quarter, on July 2, we closed on a one year $500,000 Credit Facility with JPMorgan Chase Bank. While there are no current plans to utilize the Credit Facility, we have access to it for working capital and other general corporate purposes as needed.

Richard Ransom, President, stated, “I am encouraged about our return to profitability in the second quarter, while continuing to invest in our growth for the future.   In addition to advancing our new brands to market, as a company we have made great strides this quarter in developing new distribution channels for our products in the areas of social media marketing, live television shopping and retail.  We are targeting continued growth in 2014 and a goal of becoming a $100mm+ revenue company in the next 2-3 years.”

Conference Call

ICTV will hold a conference call to discuss the Company’s second quarter 2014 results and answer questions today, August 12, 2014, beginning at 4:30pm EDT.  The call will be open to the public and will have a corporate update presented by ICTV's Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period.

The live conference call can be accessed by dialing (866) 952-1906 or (785) 424-1825. Participants should ask for the International Commercial Television Earnings Conference Call.  Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through August 26, 2014. To listen to the replay, dial (800) 695-0715 (domestic) or (402) 220-1423 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvonline.com) for those who are unable to attend the live call.

About International Commercial Television, Inc.

International Commercial Television, Inc. sells various health, wellness and beauty products through infomercials and other channels primarily in the United States. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through infomercials, live home shopping television, specialty outlets and online shopping. It offers health and beauty products, including DermaWand, a skin care  device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; and DermaVitál, a professional quality skin care range that effects superior hydration. International Commercial Television Inc. was founded in 1993 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles.  Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company.  Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

The matters discussed in this press release may contain "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). The Company intends that the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by ICTV. Undue reliance should not be placed on forward-looking statements as they may involve risks and uncertainties. The actual results that ICTV achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

-- Financial Statements follow --

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,923,158	$1,370,178
Cash held in escrow	36,321	62,924
Accounts receivable, net of allowances for returns and doubtful accounts of $220,000 and $446,307, respectively
	682,127	791,292
Inventories, net	2,111,067	1,778,073
Prepaid expenses and other current assets	655,754	733,427
Total current assets	5,408,427	4,735,894

Furniture and equipment	61,573	81,507
Less accumulated depreciation	(38,548)	(66,712)
Furniture and equipment, net	23,025	14,795

Other assets	2,969	21,297

Total assets	$5,434,421	$4,771,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,442,431	$1,391,342
Severance payable – short-term	40,800	40,800
Deferred revenue – short-term	709,170	242,827
Tax penalties payable	-	190,000
Total current liabilities	2,192,401	1,864,969

Severance payable – long-term	26,600	47,000
Deferred revenue – long-term	477,895	386,821
Convertible note payable to shareholder – long-term	153,723	393,723
Total long-term liabilities	658,218	827,544

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 23,163,316 and 21,826,650 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	12,952	11,616
Additional paid-in-capital	8,535,495	7,676,177
Accumulated deficit	(5,964,645)	(5,608,320)

Total shareholders’ equity	2,583,802	2,079,473

Total liabilities and shareholders’ equity	$5,434,421	$4,771,986

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

NET SALES	$7,817,060	$10,455,115	$17,639,560	$22,855,348

COST OF SALES	2,454,307	2,943,979	5,033,939	6,450,836

GROSS PROFIT	5,362,753	7,511,136	12,605,621	16,404,512

OPERATING EXPENSES:
General and administrative	1,874,491	2,020,865	3,822,797	3,955,458
Selling and marketing	3,327,820	5,123,128	9,127,668	10,550,867
Total operating expenses	5,202,311	7,143,993	12,950,465	14,506,325

OPERATING INCOME (LOSS)	160,442	367,143	(344,844)	1,898,187

INTEREST EXPENSE, NET	(1,526)	(5,970)	(4,896)	(12,675)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAX	158,916	361,173	(349,740)	1,885,512

PROVISION (BENEFIT) FOR INCOME TAXES	-	(287,736)	(6,585)	68,044

NET INCOME (LOSS)	$158,916	$648,909	$(356,325)	$1,817,468

NET INCOME (LOSS) PER SHARE
BASIC	$0.01	$0.03	$(0.02)	$0.09
DILUTED	$0.01	$0.03	$(0.02)	$0.08

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	23,163,316	21,706,087	22,860,959	21,360,600
DILUTED	25,995,925	24,533,069	22,860,959	24,018,364

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Unaudited)

	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(356,325)	$1,817,468
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	2,764	7,599
Bad debt expense	1,015,856	1,754,814
Share based compensation	590,295	306,082
Reduction in tax penalties payable	(85,933)	(80,000)
Change in assets and liabilities
Accounts receivable	(906,691)	(1,992,796)
Inventories	(332,994)	(719,022)
Prepaid expenses and other assets	65,498	(164,410)
Accounts payable and accrued liabilities	51,089	(1,216,313)
Severance payable	(20,400)	(20,400)
Tax provision payable	-	(128,299)
Tax penalties payable	(104,067)	-
Deferred revenue	557,417	74,211
Net cash provided by (used in) operating activities	476,509	(361,066)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(10,995)	(10,250)
Net cash used in investing activities	(10,995)	(10,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	46,280	96,200
Proceeds from exercise of warrants	129,583	-
Payments on note payable	-	(30,169)
Payments on convertible note payable to shareholder	(115,000)	(85,000)
Net cash provided by (used in) financing activities	60,863	(18,969)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	526,377	(390,285)

CASH AND CASH EQUIVALENTS, beginning of the period	1,433,102	908,366

CASH AND CASH EQUIVALENTS, end of the period	$1,959,479	$518,081

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$6,585	$145,530
Tax penalties and interest paid	$104,067	$-
Interest paid	$5,819	$12,924
Write off of fully depreciated assets	$30,928	$-
Conversion of shareholder note payable	$125,000	$-

Contact Information

International Commercial Television, Inc.

Rich Ransom

ransom@ictvonline.com

484-598-2313

Hayden IR

hart@haydenir.com

917-658-7878

Kirk Gamley

Contact Financial Corp.

Phone: 604-689-7422

E-mail: kirk@contactfinancial.com